Encorium Receives NASDAQ Deficiency Letter

Regarding Closing Bid Price

BERWYN, PA, September 21, 2009 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world's leading pharmaceutical and biotechnology companies, today announced that on September 15, 2009 it received a NASDAQ Staff Deficiency Letter from The NASDAQ Stock Market. The NASDAQ Letter states that for the last 30 consecutive business days, the closing bid price per share for the Company's common stock has been below the $1.00 minimum per share requirement for continued inclusion under NASDAQ Marketplace Rule 5550(a)(2).

In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until March 15, 2010, to regain compliance by maintaining a closing bid price per share of $1.00 or higher for a minimum of 10 consecutive business days. If the Company is unsuccessful in meeting the minimum bid requirement during this initial compliance period, the Company will receive written notification from NASDAQ that its securities are subject to delisting, and at that time the Company may appeal the delisting determination to a Hearing's Panel. Alternatively, the Company may be eligible for an additional grace period of 180 calendar days if the Company meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market. The deficiency notification described above will have no immediate effect on the listing of the Company's common stock at this time, pending the expiration of the relevant grace periods stated above. The Company will seek to regain compliance within this cure period and is considering appropriate business measures to address compliance with the continued listing standards of The NASDAQ Stock Market. However, no assurances can currently be given that the Company will be able to satisfy the above described deficiency and that its common stock will not be delisted.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women's health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the risk that we may not have sufficient funds to operate our business; (ii)our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; (xiii) uncertainties regarding the availability of additional capital; and (xiv) uncertainties regarding continued listing of our common stock on Nasdaq. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled "Risk Factors" in the Company Annual Report on Form 10-K for the year ended December 31, 2008 and the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2009 for a more complete discussion of factors which could cause our actual results and financial position to change.

CONTACT:
Encorium Group, Inc.
Philip L. Calamia, Chief Financial Officer
610-975-9533
www.encorium.com

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